Exhibit 99.1

United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact:	Timothy W. Byrne (972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
RECORD FIRST QUARTER 2005 RESULTS

      Dallas, Texas, May 2, 2005 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported record first quarter 2005 results: Revenues in the first quarter 2005 increased to $15,466,000 from $12,075,000 in the first quarter 2004, an increase of $3,391,000, or 28.1%.

      The Company reported net income of $1,495,000 ($0.25 per share) in the first quarter 2005, compared to net income of $830,000 ($0.14 per share) in the first quarter 2004, an increase of $665,000, or 80.1%.

      The Company’s gross profit was $4,389,000 for the first quarter 2005, compared to $3,415,000 for the comparable 2004 quarter, an increase of $974,000, or 28.5%. The revenue and gross profit increases were primarily due to increased lime sales resulting from lime production from the new kiln at the Company’s Arkansas plant, which came on line in late February 2004, and an 8.5%, on average, increase in product prices compared to the 2004 quarter. The Company historically has lower gross profit margins in the first quarter due to winter maintenance programs at its Arkansas and Texas plants as well as reduced construction related demand for lime and limestone products.

      Interest expense in the first quarter 2005 decreased $69,000, or 5.7%, to $1,138,000, compared to $1,207,000 in the first quarter 2004. The decrease, which is principally attributable to the Company’s August 2004 debt refinancing and $7,300,000 of net debt repayments over the last 12 months, would have been greater except for the fact that $303,000 of interest was capitalized in the 2004 quarter as part of the Company’s Arkansas expansion project. Also, due to an increase of approximately 50% in the per share average closing price for the last 30 trading days ending on March 31, 2005, compared to the last 30 trading days ending on December 31, 2004, the first quarter 2005 included a $347,000 non-cash charge to interest for a mark-to-market adjustment on the Company’s warrant share put liability, compared to a $31,000 charge in the comparable 2004 quarter.

      “The market for our products, particularly for steel-related uses, remained strong in the first quarter,” said Timothy W. Byrne, President and Chief Executive Officer. “Although our energy costs have increased, we are pleased that increases in our sales volumes and product prices allowed us to report the highest first quarter revenues and net income in the Company’s history.”

      United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries from plants and facilities situated in Texas, Arkansas, Colorado and Louisiana.

      Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
INCOME STATEMENTS	2005	2004
Revenues	$15,466	12,075

Gross profit	$4,389	3,415

Operating profit	$2,989	2,227

Interest expense	1,138	1,207
Other (income), net	(18)	(18)
Income tax expense	374	208

Net income	$1,495	830

Income per share of common stock:
Basic	$0.26	0.14
Diluted	$0.25	0.14

Weighted average shares outstanding:
Basic	5,861	5,818
Diluted	5,984	5,979

	March 31,	December 31,
	2005	2004
BALANCE SHEETS

Assets:
Current assets	$16,261	15,802
Property, plant and equipment, net	84,592	83,541
Other assets, net	1,595	996

Total assets	$102,448	100,339

Liabilities and Stockholders’ Equity:

Current liabilities	$9,896	9,669
Long-term debt, excluding current installments	40,764	41,390
Other liabilities	1,332	1,057
Stockholders’ equity	50,456	48,223

Total liabilities and stockholders’ equity	$102,448	100,339

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